Exhibit 99.1  CytoDyn, Inc. Subsidiary Advanced Influenza Technolgoies, Inc.


MEDICAL SCHOOL ANNOUNCES LICENSE AND RESEARCH AGREEMENTS TO DEVELOP NEW FLU VACCINES

July 19, 2006

WORCESTER , Mass. -- The University of Massachusetts Medical School (UMMS) today announced license and sponsored research agreements with CytoDyn Inc. to support the ongoing work at UMMS to develop a novel DNA-based vaccine aimed at the seasonal flu and the potentially pandemic avian flu.

CytoDyn will fund research on flu vaccine candidates developed by Shan Lu, MD, PhD, professor of medicine and leader of the UMMS DNA-based vaccine efforts. Dr. Lu was part of the UMMS team which pioneered the concept of DNA-based flu vaccines in the early 1990s. "We are glad to be working with CytoDyn to advance the development of these DNA vaccine candidates for seasonal and the potentially pandemic avian flu," Dr. Lu said. "We still have a lot of important work to do, but we are hopeful that DNA-based vaccines may emerge as an important new technology to prevent many infectious diseases around the world."

In addition to sponsoring research in Dr. Lu's lab, CytoDyn has licensed certain patent rights related to the DNA vaccines Dr. Lu has developed for avian flu, as well as for the seasonal circulating flu strains that already infect human beings. CytoDyn has also licensed patent rights to the underlying DNA vaccine technology platform developed at UMMS in the 1990s by former UMMS Professor Harriet Robinson, PhD (now the Asa Griggs Candler Professor of Microbiology and Immunology at Emory University ), in collaboration with Robert G. Webster, PhD, at St. Jude Children's Research Hospital in Tennessee. That research is widely viewed as seminal work in the development of DNA-based flu vaccines. Dr. Lu was a colleague in Dr. Robinson's lab at the time, and has continued to advance the science of DNA vaccine technology in his own lab at UMMS. UTEK, a specialty finance company focused on technology transfer, facilitated CytoDyn's acquisition of the DNA vaccine technology from the UMMS.

Dr. Lu said he expects it will take approximately 12 months to complete the next phase of pre-clinical research and analysis on the flu DNA vaccine candidates CytoDyn has licensed. If all goes well in those studies, UMMS and CytoDyn expect to seek approval from the U.S. Food and Drug Administration to begin a Phase 1 clinical trial to test the safety and immunogenicity of the DNA-based vaccines in people.

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About UMMS
The University of Massachusetts Medical School, one of the fastest growing academic health centers in the country, has built a reputation as a world-class research institution, consistently producing noteworthy advances in clinical and basic research. The Medical School attracts more than $174 million in research funding annually, 80 percent of which comes from federal funding sources. For more information visit www.umassmed.edu

About CytoDyn Inc.
CytoDyn, Inc. is a Colorado corporation with its home office in Santa Fe, NM. The Company's shares are traded on the Over The Counter Bulletin Board under the symbol CYDY. "Cytolin" and "CytoDyn" (as used to identify a particular class of products) are the registered trademarks of CytoDyn, Inc. Our graphic logo is the registered mark of CytoDyn, Inc.
Contact:Michael Cohen,508-856-2000,michael.cohen@umassmed.edu